Exhibit 10.5

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

31st August 2017

Dr. Clark Cheng

Dear Dr. Cheng,

Employment Letter

We are pleased and welcome your acceptance to be appointed as an Executive Director of the Board of Directors for both APTUS Holdings Limited (“AHL”) and Aptorum Medical Limited (“APML”) (whereby together shall be known as the “Companies”). You shall be employed full-time under the hiring entity APTUS Management Limited (“AML”), a wholly owned subsidiary of AHL. Additionally, you shall be appointed the designation of Chief Medical Officer of AHL. The Companies are incorporated with limited liabilities under the laws of Cayman Islands and AML is duly incorporated with limited liabilities in Hong Kong. The Companies have affiliate companies in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “APTUS” or the “Group”.

The following letter seeks to illustrate the context of your employment with AML, and appointment by AHL and APML, and the terms and conditions as set out herewith (the “Agreement”).

1.	The Group

APTUS and its affiliates focus on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Position and Responsibilities

(a)	You will be enlisted to act as an Executive Director on the Board of Directors for both AHL and APML, and appointed as the Chief Medical Officer (“CMO”) of AHL (collectively the “Roles”).

(b)	You shall be a member of the management team of the Companies, which will have a duty to oversee and manage the operations of the Group.

(c)	As an Executive Director of the Companies and CMO of AHL, you shall be responsible towards the management and supervision of the Companies, particularly in aspects associated to the business, research, and development activities of the Companies. Other members of the Executive Board shall draw upon your academic insight and medical expertise where suitable. You shall provide guidance, steering, and access of expert networks to the Group where appropriate and required.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(d)	You are expected to fulfill operational and management duties as requested by the Companies, the shareholders of the Companies, and members of the Non-Executive Board, on a day-to-day basis during official office hours where necessary. Your contribution shall be vital and appreciated in regards to the execution of business decisions made by the Executive Board.

(e)	You shall:

(i)	Observe and comply with all statutory rules, and regulations where applicable as governed by the internal policies and guidelines of the Company, and the laws of Hong Kong Special Administrative Region;

(ii)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

3.	Date of Commencement

Your official date of appointment of the said Roles for the Companies shall commence on ________________ (“Effective Date”), as mutually agreed upon between yourself and the Executive Board of Directors of the Companies.

4.	Salary and Cash Bonus

(a)	Your starting salary will be HKD 150,000 (Hong Kong Dollars One Hundred Fifty Thousand) per month paid out in twelve instalments per calendar year.

(b)	Annual increment of your salary will be assessed on the basis of professional merit and the Group’s performance, and is awarded at the discretion of the Board of Directors of the Companies and approval of the remuneration committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Companies and approval of the remuneration committee. Any bonus will only be payable only if you are still in the employment of the Companies on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

5.	Stock Bonus:

You shall be entitled to receive upon employment a stock bonus in the amount of 5% of issued ordinary share capital of Aptorum Medical Limited, with investor rights on a parri passu basis to founding shareholders of APML. Such said shares shall be allocated to your provided shareholder name at a timely but practical date subsequent to the Effective Date of this Agreement.

At each anniversary date from the Effective Date, your ownership APML is eligible to increase by 1% of issued ordinary share capital per year up to a maximum additional amount of 5% of issued ordinary share capital by the 5th anniversary from the Effective Date. Effective ownership is subjected to dilution effects in alignment of all ordinary shareholders in the event of external financing activities whereby ordinary shares are to be issued to new investors.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

All terms and conditions of stock bonuses shall be assessed based on the overall financial position and performance of the Group, as well as your contribution and performance upon rendering services by yourself during your employment under this Agreement.

6.	Stock Option

You may be granted an option to purchase shares of the stock in the Companies with the particulars of: the amount (percentage of issued and outstanding stock of the Companies), the term, extended terms (if any), option pricing and valuation method, and any other particulars associated to eligibility of stock option purchases, shall be definitively defined in a subsequent “Stock Option and Stock Bonus Addendum” at a future date as mutually agreed upon between yourself and the Executive Board of Directors.

7.	Mandatory Provident Fund

You will be entitled to become a member of AML’s Mandatory Provident Fund scheme in accordance with the company’s policy and the statutory requirements.

8.	Medical Insurance

You will be admitted to the Group’s Medical scheme, which provides reimbursement of consultation and hospitalization expenses in accordance with the terms of the scheme.

9.	Restriction on Other Activities

(a)	During your employment, you shall diligently and faithfully serve the Companies and not act in any way which is in conflict with the interest of the Group.

(b)	You shall not during your employment be engaged or interested directly or indirectly in any capacity in any other trade, business, occupation or assignment of whatsoever nature outside the Companies, unless otherwise approved and consented by the Board of Directors in writing.

10.	Privacy of Information

(a)	You shall not except as authorized by the Companies or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Group and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(c)	The Companies however, agrees to provide you with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your Roles for the Companies.

11.	Annual Holiday

You shall be entitled to an annual leave of 20 working days (exclusive of statutory holidays) during each twelve-month period to be taken at such time as the Group shall consider most convenient having regard to the requirements of the business of the Companies. The said holiday shall not be accumulated beyond each twelve-month period and if not taken in full in any particular period you shall not be entitled to salary or remuneration in lieu of taking such holiday.

12.	Termination

Your appointment as an Executive Director of the Companies and CMO of AHL may individually or wholly be terminated:

(a)	By you after giving one or both Companies not less than three (3) months’ notice in writing respectively;

(b)	By one or both the Companies after giving you three (3) months’ notice in writing respectively; or

(c)	By both the Companies without notice or compensation in the event of your dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Companies, or those as governed by the laws of Hong Kong Special Administrative Region.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTUS MANAGEMENT LIMITED	Agreed and accepted by:

Name: Huen Chung Yuen Ian	Name: Clark Cheng
Position: Director	HKID No.:

Date	Date

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